THELEN REID & PRIEST LLP
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                                                              Exhibit 5(B) & 8



                                        May 5, 2000


TXU Australia Holdings (Partnership) Limited Partnership
452 Flinders Street
Melbourne, Victoria, Australia 3000


 Ladies and Gentlemen:

          Reference is made to the Registration Statement (Registration Statement) on Form S-1 to be filed by TXU Australia Holdings (Partnership) Limited Partnership (Partnership), on or about the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of unsecured junior maturing principal securities (Securities) of the Partnership in an aggregate offering amount of US$300,000,000. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

          Based upon the foregoing, we are of the opinion that:

          1. The Partnership is a limited partnership validly organized and existing under the laws of the State of Victoria, Australia.

          2. The Securities will be valid, legal and binding obligations of the Partnership when:

               (a) (i) a meeting or meetings of the Board of Directors of the general partner of the Partnership, TXU Australia Holdings (AGP) Pty Ltd. (Board), shall have been held and favorable action shall have been taken at such meeting or meetings to approve and authorize substantially in final form an indenture to be entered into by the Partnership and a trustee and under which the Securities are to be issued (Indenture), (ii) a meeting or meetings of the Board shall have been held and favorable action shall have been taken at such meeting or meetings to authorize the proper officers of the general partner to execute an officer's certificate creating the terms of the Securities and such officers shall have executed such officer's certificates, (iii) the Board or the proper officers of the general partner pursuant to delegated authority from the Board shall have approved and authorized the issuance and sale of the Securities and (iv) the Board or the proper officers of the general partner pursuant to delegated authority from the Board shall have taken such other final action as may be necessary to consummate the authorization of the proposed issuance and sale of the Securities;

               (b) the Indenture and officer's certificate shall have been executed and/or certified, as appropriate, and delivered; and


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               (c) the Securities shall have been issued and delivered for the consideration contemplated in the Registration Statement and any prospectus supplement relating to the Securities of a particular series.

          3. The statements contained in the Registration Statement under the caption "Material US Income Tax Considerations" constitute an accurate description, in general terms, of certain United States federal income tax considerations that may be relevant to a holder of the Securities based on the facts and law at the date hereof.


          We are members of the New York Bar and do not hold ourselves out as experts on the laws of Australia. As to all matters of Australian law, we have with your consent relied upon an opinion of even date herewith addressed to you by Baker & McKenzie of Melbourne, Australia.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name as counsel in the Registration Statement.

                                        Very truly yours,

                                        /s/ Thelen Reid & Priest LLP

                                        THELEN REID & PRIEST LLP